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                                                                      EXHIBIT 11

                               ETEC SYSTEMS, INC.
            COMPUTATION OF EARNINGS PER COMMON SHARE AND EQUIVALENTS
                    (In thousands, except per share amounts)



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
                                                                          THREE MONTHS ENDED
                                                                              OCTOBER 31,
                                                              ----------------------------------------
                                                                     1997                    1996
                                                              ----------------        ----------------
Weighted average common shares outstanding                              21,734                  19,719
Weighted average common stock equivalents calculated by the
 treasury stock method applied to options and warrants issued              884                   1,399
                                                              ----------------        ----------------
Weighted average common shares and equivalents                          22,618                  21,118
                                                              ================        ================

Net income                                                             $ 9,228                 $ 6,984
                                                              ================        ================

Net income per share                                                   $  0.41                 $  0.33
                                                              ================        ================
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